Exhibit 2.2


                                VOTING AGREEMENT
                                ----------------

            VOTING AGREEMENT, dated as of April 12, 2004 (this "Agreement"), by and among Pitney Bowes Inc., a Delaware corporation ("Parent"), Germanium Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Robert S. Bowen (the "Stockholder").

                              W I T N E S S E T H:

            WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and Group 1 Software, Inc., a Delaware corporation (the "Company"), have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub shall be merged with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $0.50 per share, of the Company (the "Common Stock"), the other options and rights to purchase shares of Common Stock and any other shares of voting capital stock of the Company, listed opposite the Stockholder's name on Schedule 1 (the "Existing Shares"); and

            WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Stockholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. Certain Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

            "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

            "Business Day" shall have the meaning given to such term in Rule 14d-1(g)(3) under the Exchange Act.

            "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

            "Governmental Entity" means any foreign, federal, state, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, including tribal bodies, or any official thereof.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever, other than Liens created by this Agreement.

            "Owned Shares" means, with respect to the Stockholder, the Existing Shares, whether Beneficially Owned or held of record, by the Stockholder on the date hereof or any shares of Common Stock or other voting capital stock of the Company which may hereafter be acquired by the Stockholder, whether upon the exercise of warrants, Options, conversion of convertible securities or otherwise.

            "Options" means, with respect to the Stockholder, the options to acquire shares of Common Stock now owned or which may hereafter be acquired by the Stockholder.

            "Person" or "person" means any natural person, firm, corporation, business trust, joint venture, joint stock company, incorporated or unincorporated association, company, partnership, limited liability company or other entity, or any Governmental Entity, or any agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

            "Representative" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, attorney, agent, consultant, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

            "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

            2. Voting of Owned Shares. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with
Section 9 hereof, the Stockholder hereby agrees as follows:

                  (a) Attendance at Meetings. At any annual or special meeting of the stockholders of the Company (including any adjournment or postponement thereof), however called, or in connection with any written consent of the stockholders of the Company, at which or in which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby are considered, the Stockholder shall appear, or cause the holder of record on any applicable record date with respect to any Owned Shares of the Stockholder (the "Record Holder") to appear, at each such meeting, in person or by proxy, or otherwise cause the Owned Shares to be counted as present thereat for the purposes of establishing a quorum.

                  (b) Voting. At any meeting of the stockholders of the Company (including any adjournment or postponement thereof), however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote, or cause the Record Holder to vote, the Owned Shares (to the extent such Person also has the right to vote such Owned Shares) of the Stockholder: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and (ii) against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any Person (other than Parent or a Subsidiary of Parent) or any other action or agreement that is intended or which reasonably could be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

                  (c) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of, or with respect to, any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Owned Shares, except as otherwise provided herein, or in the performance of the Stockholder's duties or responsibilities as a stockholder of the Company.

            3. Acknowledgment. The Stockholder hereby acknowledges the receipt and his review of a copy of the Merger Agreement.

            4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub, as follows:

                  (a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the legal capacity to execute and deliver this Agreement and to perform the Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  (b) No Conflict. Neither of the execution and delivery of this Agreement by the Stockholder nor compliance by the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, lease, permit, franchise, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his properties or assets (including the Owned Shares) may be bound, or (ii) violate any order, writ, injunction, decree, judgment, law, statute, rule, regulation or administrative or arbitral order applicable to the Stockholder or any of his properties or assets, excluding from the foregoing such violations, breaches or defaults which has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder or which would not materially impair or delay the performance by the Stockholder of his obligations under this Agreement.

                  (c) No Consents or Approvals. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any arbitrator or any Governmental Entity, governmental agency or official, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder or which would not materially impair or delay the performance by the Stockholder of his obligations under this Agreement.

                  (d) Title to the Owned Shares. The Stockholder's Existing Shares are, and all of his Owned Shares from the date hereof through and on the Closing Date will be, owned beneficially or held of record by the Stockholder (subject to any dispositions of Owned Shares permitted by Section 5(b) hereof). As of the date hereof, such Stockholder's Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by the Stockholder. All of the Stockholder's Existing Shares are issued and outstanding, and, except as set forth on the signature pages hereto, the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Common Stock or any other capital stock of the Company. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Owned Shares on the Closing Date (subject to any dispositions of Shares permitted by Section 5(b) hereof), with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder owns the Owned Shares (with the exception of the Owned Shares which are not owned by the Stockholder, but for which the Stockholder exercises relevant voting power), free and clear of all Liens.

            5. Covenants.

                  (a) No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it shall not enter into any agreement, arrangement or understanding with, or grant a proxy or power of attorney to, any Person (other than Parent or Merger Sub) with respect to the Owned Shares which would prevent the Stockholder from complying with his obligations under this Agreement.

                  (b) Restriction on Transfer; Proxies. Except as otherwise agreed to by Parent in writing, the Stockholder hereby covenants and agrees that from the date hereof through and including the date of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company's stockholders, or until this Agreement is terminated earlier in accordance with Section 8 hereof, the Stockholder shall not, directly or indirectly: (i) Transfer (whether by operation of law, by agreement or otherwise) to any Person all or any portion of the Owned Shares; or (ii) grant any proxies or powers of attorney (other than to Parent or Merger Sub) with respect to the Owned Shares or deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. Notwithstanding the foregoing, the Stockholder may Transfer any or all of his Owned Shares to one or more Persons; provided, that prior to effecting such Transfer, each such Person shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument, in form and substance reasonably satisfactory to Parent and Merger Sub.

                  (c) No Solicitation. From the date hereof until termination of this Agreement in accordance with its terms, the Stockholder shall not, directly or indirectly, (A) encourage, solicit or initiate any proposal or offer with respect to an Acquisition Proposal or (B) participate in any discussions or negotiations with, or provide any information to, or otherwise take any other action to assist or facilitate any Person or group (other than Parent or Merger Sub or any Affiliate, associate or Representative of Parent or Merger Sub) concerning any Acquisition Proposal. Notwithstanding the foregoing, the Stockholder or any of his Representatives may take any such actions in the Stockholder's or any of his Representatives' capacity as a director or officer of the Company to the extent permitted pursuant to and in accordance with the terms of the Merger Agreement.

                  (d) Notification. The Stockholder hereby agrees to notify Parent promptly of the number of any additional shares of Common Stock and the number and type of any other shares of capital stock acquired by it, if any, after the date hereof.

            6. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

            7. Further Assurances. From time to time, at Merger Sub's or Parent's reasonable request and without further consideration, the Stockholder agrees that he shall use his reasonable best efforts to execute and deliver such additional documents and take all such further lawful action as Parent may reasonably request in connection with the performance of the Stockholder's obligations under this Agreement.

            8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier to occur of (i) the date upon which the Merger Agreement is terminated in accordance with its terms or
(ii) the consummation of the Merger.

            9. Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and Merger Sub may assign their respective rights and obligations hereunder to any direct or indirect Subsidiary of Parent which is an assignee of such parties' rights and obligations under the Merger Agreement, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (d) Amendments; Waiver. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

                  (e) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five (5) Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Parent or Merger Sub:   Pitney Bowes Inc.
                                          One Elmcroft Road MSC 65-15
                                          Stamford, Connecticut  06926-0700
                                          Attention: Matthew S. Kissner
                                          Facsimile: (203) 351-6970

                  Copy to:                Pitney Bowes, Inc.
                                          One Elmcroft Road MSC 65-24
                                          Stamford, CT  06926-0700
                                          Attention:  Senior Vice President
                                            and General Counsel
                                          Facsimile:  (203) 351-7984

                  and a copy to:          Paul, Weiss, Rifkind, Wharton &
                                            Garrison
                                          1285 Avenue of the Americas
                                          New York, NY 10019-6064
                                          Attention:  Douglas A. Cifu, Esq.
                                          Facsimile:  (212) 757-3990

            If to the                     Robert S. Bowen
            Stockholder:                  Group 1 Software, Inc.
                                          4200 Parliament Place, Suite 600
                                          Lanham, MD  20706-1860

                  Copy to:                Cadwalader, Wickersham & Taft LLP
                                          100 Maiden Lane
                                          New York, New York 10038
                                          Attention:  Louis J. Bevilacqua, Esq.
                                          Facsimile:  (212) 504-6666

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

                  (f) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  (g) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

                  (h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) Directors' Fiduciary Duties. The Stockholder makes no agreement or undertaking as a director or officer of the Company. The Stockholder signs solely in his capacity as a record and beneficial owner of the Owned Shares and nothing herein shall limit or affect in any way any actions taken in his capacity as an officer or director. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director, officer or employee in the exercise of his fiduciary or other duties as a director, officer or employee of the Company.

                  (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  (k) JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.

                  (l) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (m) Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.



                                    PITNEY BOWES INC.


                                    By:    /s/ Matthew S. Kissner
                                        --------------------------------------
                                        Name:  Matthew S. Kissner
                                        Title: Executive VP & Group
                                        President--Global Enterprise Solutions


                                    GERMANIUM ACQUISITION CORPORATION


                                    By:    /s/ Leslie Abi-Karam
                                        --------------------------------------
                                        Name:  Leslie Abi-Karam
                                        Title: President



                                    /s/ Robert S. Bowen
                                    ------------------------------------------
                                    Robert S. Bowen

                                                                      Schedule 1
                                                                      ----------






                             Number of
                              Existing                Number of
Name of Stockholder            Shares               Options owned
----------------------- ------------------- ----------------------------

  Robert S. Bowen             599,703                 1,188,433